 As filed with the Securities and Exchange Commission on  September 11, 1996
                                                       Registration No. 333-___
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           K-TRON INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

           New Jersey                                                      22-1759452
(State or Other Jurisdiction of                         (I.R.S. Employer Identification No.)
Incorporation or Organization)

                               Routes 55 and 553
                             Pitman, NJ  08071-0888
                                 (609) 589-0500
              (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Office)

                         -----------------------------

                                  LEO C. BEEBE
                      Chairman and Chief Executive Officer
                           K-Tron International, Inc.
                               Routes 55 and 553
                                 P.O. Box  888
                        Pitman, New Jersey   08071-0888
                                 (609) 589-0500
           (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of  Registrant's Agent For Service)

                            -----------------------

                        Copies of all communications to:

                              EDWARD B. CLOUES, II
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                         Philadelphia, PA    19103-6993
                                 (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
                                          AMOUNT TO BE         OFFERING PRICE         AGGREGATE OFFERING        REGISTRATION
   TITLE OF SHARES TO BE REGISTERED        REGISTERED           PER SHARE(1)               PRICE(1)                  FEE
- ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock,
  $0.01 par value . . . . . . . . .      150,000 shares           $8.00                   $1,200,000.00            $414.00
==================================================================================================================================


(1) Based on the average of the reported high and low sales prices of the Common Stock reported on the Nasdaq National Market on September 9, 1996, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
                        ------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statment relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



PROSPECTUS
                 SUBJECT TO COMPLETION DATED SEPTEMBER 11, 1996


                                 150,000 Shares

                           K-TRON INTERNATIONAL, INC.

                                  Common Stock
                                ($.01 Par Value)

                        -------------------------------


                 The shares offered hereby (the "Shares") consist of up to 150,000 shares of common stock, $.01 par value per share (the "Common Stock"), of K-Tron International, Inc., a New Jersey corporation (the "Company"). The Shares may be offered from time to time by the Selling Shareholder identified herein. See "Selling Shareholder." The Selling Shareholder offering the Shares covered by this Prospectus is a director of the Company.

                 The Company will not receive any part of the proceeds from the sale of the Shares. All expenses of registration incurred in connection herewith are being borne by the Selling Shareholder.

                 The Selling Shareholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time in negotiated transactions and in transactions (which may include block transactions) on the Nasdaq National Market of The Nasdaq Stock Market at the market price then prevailing, although sales may also be made as described herein under "Plan of Distribution." The Selling Shareholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS.

                 The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "KTII." On September 9, 1996, the last reported sale price of the Common Stock was $8.00 per share.

                         -----------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED  UPON THE
            ACCURACY OR ADEQUACY OF  THIS PROSPECTUS.  ANY REPRESEN-
                 TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

             The date of this Prospectus is September      , 1996.

                             AVAILABLE INFORMATION

         This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and proxy statements concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by the Company (File No. 0-9576) with the Commission are incorporated herein by reference:

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

                 (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 1996 and June 29, 1996.

                 (c) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act, on March 19, 1981, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Upon request, the Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Robert L. Weinberg, Senior Executive Vice President and Chief Financial Officer, K-Tron International, Inc., Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071-0888, (609) 589-0500.

                                  THE COMPANY

                 Founded in 1964, the Company's principal operating businesses are conducted by subsidiaries which design, produce, market and sell gravimetric and volumetric feeders and related equipment for the handling of bulk solids in a wide variety of manufacturing processes. The Company has manufacturing facilities in the United States and Switzerland, and its equipment is sold throughout the world.

                 The Company's feeders control by weight or volume the rate at which ingredients are fed into the manufacturing processes of numerous products, primarily in the plastics, food, chemical, cement, glass and aluminum industries. In addition, the Company designs, produces and sells electronic assemblies and controls, and it provides customer and employee training through its K-Tron Institute.

                 The Company's principal executive offices are located at Routes 55 and 553, Pitman, New Jersey 08071, and its telephone number at that address is (609) 589-0500.


                                  RISK FACTORS

                 In addition to the other information in this Prospectus, prospective investors should consider the following risk factors in evaluating the Company and its business before purchasing any shares offered hereby.

UNCERTAIN SWISS BANKING RELATIONSHIPS

                 The Company's Swiss manufacturing subsidiary is in violation of certain equity guarantees contained in its loan agreements with several Swiss lenders which resulted in a default under such loan agreements. The subsidiary has entered into a forbearance agreement with its Swiss lenders under which they have agreed to defer until March 31, 1997 the repayment of credit lines and the principal payments on fixed loans that become due prior to that date. The Company and its subsidiary are exploring ways to refinance or reduce the subsidiary's bank indebtedness in Switzerland or to extend the forbearance agreement, but the defaults are continuing and have not been waived and there can be no assurance that the Company will be able to refinance or reduce its bank indebtedness in Switzerland or to extend the forbearance agreement or that, if alternative financing is available, it could be obtained on terms that would be favorable or acceptable to the Company.

HIGH LEVERAGE; LIMITATIONS ASSOCIATED WITH EXISTING DEBT COVENANTS; REFINANCING RISK

                 As of June 29, 1996, the principal amount outstanding under the Swiss loan agreements was $24.2 million and the principal amount outstanding under the U.S. loan agreements was $5.8 million. The Company's highly leveraged financial position poses significant risks to the Company, including the risks that (i) a substantial portion of the cash flow from operations will be required to pay interest, (ii) the Company's ability to obtain future financing, for working capital, capital expenditures and other purposes, may be impeded and (iii) the Company may be more vulnerable to economic downturns and less able to respond to competitive pressures.

                 The Company's credit agreements restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, create liens, dispose of certain assets, enter into sale and leaseback transactions, engage in mergers or enter into transactions with affiliates. These restrictions, in combination with the Company's high leverage, could limit the Company's ability to respond to opportunities and to changing market and economic conditions. If the Company is unable to maintain compliance with the terms of its credit agreements it may be required to refinance its outstanding debt or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that would be favorable or acceptable to the Company.

CYCLICAL INDUSTRY

                 The markets for the Company's products are cyclical. During periods of economic expansion, particularly when capital spending is increasing, the Company generally benefits from increased demand for its products. During periods of economic contraction, the Company is generally adversely affected by declining demand for its products. There can be no assurance that an increase in demand or an economic recovery will be sustained in the Company's markets.

INTERNATIONAL SALES; FOREIGN EXCHANGE RISKS

                 In fiscal 1995 and the six months ended June 29, 1996, 74% and 68%, respectively, of the Company's net sales to unaffiliated customers were made to customers outside of the United States. The Company expects that international sales will continue to account for a significant portion of its net sales in future periods. International sales are subject to fluctuations in exchange rates, which may have an adverse effect on the Company's business, operating results and financial condition. Since the results of operations of the Company's subsidiaries are translated to United States dollars, the Company's results of operations are affected by fluctuations in exchange rates among the United States dollar, Swiss franc, German mark and French franc. In addition, as the Company's subsidiaries sell into other countries, these transactions are affected by numerous cross exchange rates.

COMPETITION

                 The Company's products are sold in highly competitive markets
in the United States, Europe and Asia.   The Company competes with companies of
varying sizes, including foreign manufacturers and divisions or subsidiaries of larger companies. Some of these competitors may have financial resources that are substantially greater than those of the Company. The Company believes that over the past several years it has experienced increased price competition because of prevailing economic conditions in the Company's markets.
Competitive pressures or other factors could cause the Company's products to lose market share or result in significant price erosion which would have an adverse effect on the Company's results of operations.

DEPENDENCE ON SUPPLIERS

                 Each product produced by the Company requires the supply of components specially engineered to meet the Company's requirements. Supply of these components can be affected by numerous factors beyond the control of the Company. While certain of the Company's components are obtained from a single or limited number of sources, the Company has potential alternate suppliers for most of the specialty components used in its assembly operations. There can be no assurance, however, that the Company will not experience shortages or be forced to seek alternative sources of supply which may increase costs or adversely affect the Company's ability to fulfill orders.

DEPENDENCE ON KEY PERSONNEL

                 The Company is dependent upon the continued services of certain key officers and management and operating personnel. The loss of key personnel could have a material adverse effect on the Company. The Company does not maintain "key man" insurance for any of its officers. The Company's continued success also depends on its ability to attract and retain a skilled labor force. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop, manufacture and market its products or expand its operations.

CERTAIN ANTI-TAKEOVER PROVISIONS

                 The ability of the Board of Directors of the Company to issue shares of preferred stock without shareholder approval and a shareholder rights plan adopted by the Company may, alone or in combination, have certain anti-takeover effects, including inhibiting a change in control of the Company under circumstances that could give the shareholders the opportunity to realize a premium over the then-prevailing market prices.

DIVIDEND POLICY

                 The Company is not currently paying any cash dividends on its Common Stock and does not intend to do so for the foreseeable future.


                                USE OF PROCEEDS

                 The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder.


                              SELLING SHAREHOLDER

                 All of the Shares are being sold by Johannes Wirth (the "Selling Shareholder"), who will receive all of the proceeds from the sale of the Shares. The Selling Shareholder is, and at all times since May 1978 has been, a director of the Company. The Selling Shareholder's term as a director continues until the 1999 annual meeting of shareholders.

                 The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholder may offer the Shares for resale from time to time. See "Plan of Distribution." In recognition of the fact that the Selling Shareholder may wish to be legally permitted to sell his Shares when he deems appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market of The Nasdaq Stock Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Shareholder.

                 From April 1991 through December 1995, the Selling Shareholder was retained as a consultant by the Company. Under this arrangement, he provided technical assistance and advice on such matters as were referred to him by the chief executive officer of the Company. From April 1991 through February 28, 1995, Mr. Wirth devoted approximately 1,000 hours per year to such work and was paid an annual consulting fee of 100,000 Swiss francs ("Sfr.") plus Sfr. 10,000 for travel expenses. Effective March 1, 1995, Mr. Wirth's annual consulting fee was reduced to Sfr. 50,000 plus Sfr. 5,000 for travel expenses, with a commensurate reduction in his hourly consulting commitment to approximately 500 hours per year, and at the end of 1995, Mr. Wirth's consulting arrangement with the Company terminated. During 1995, Mr. Wirth received a consulting fee for these services of Sfr. 58,355 plus Sfr. 5,834 for travel expenses (an aggregate of $54,415 at an exchange rate of $.848 per Sfr., which was the average $/Sfr. exchange rate for 1995). Mr. Wirth may continue to provide consulting services to the Company in 1996 if requested by the chief executive officer of the Company's Swiss subsidiary.

                 The following table sets forth certain information with respect to the Common Stock beneficially owned by the Selling Shareholder as of the date of this Prospectus.

                             Beneficial Ownership                                        Beneficial Ownership
                               of Common Stock                                             of Common Stock
                            Prior to the Offering                                          After Offering(1)
                       --------------------------------     Number of Shares to   ----------------------------------
                       Number                Percent of     be Sold Under this    Number                  Percent of
 Name                  of Shares               Class            Prospectus        of Shares                  Class
 ----                  ---------               -----            ----------        ---------               ----------
 Johannes Wirth        247,400                 7.9                150,000          97,400                       3.1

- ------------------------------
(1)      Assumes the sale of all of the Shares offered hereby.

                              PLAN OF DISTRIBUTION

                 The Shares offered hereby by the Selling Shareholder may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between the Selling Shareholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

                 Upon the Company being notified by the Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer,
(b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

                 The Selling Shareholder is bearing all costs relating to the registration of the Shares, including any commissions or other fees payable to broker-dealers in connection with any sale of the Shares.

                 The Company and the Selling Shareholder have entered into an agreement whereby the Selling Shareholder has advised the Company that during such times as the Selling Shareholder may be deemed to be engaged in a distribution of the Common Stock, and therefore an "underwriter" under the Securities Act, he will comply with Rules 10b-2, 10b-6 and 10b-7 under the Exchange Act and therefore will, among other things:

                          (a) not engage in any stabilization activities in connection with the Company's securities;

                          (b) furnish each broker-dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker-dealer; and

                          (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

                 The Company has agreed to indemnify the Selling Shareholder and may indemnify certain persons who may be deemed to be "underwriters", in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholder has agreed to indemnify the Company and its directors, officers and agents, and may indemnify certain "underwriters" that participate in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL OPINION

                 The validity of the Shares offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Edward B. Cloues, II, a director of the Company, is a partner of Morgan, Lewis & Bockius LLP.

                                    EXPERTS

         The consolidated financial statements of the Registrant and its subsidiaries as of December 30, 1995 and for the years ended December 30, 1995, December 31, 1994 and January 1, 1994, each included in the Registrant's Report on Form 10-K for the fiscal year ended December 30, 1995, have been incorporated by reference in this registration statement in reliance, with respect to the consolidated financial statements for the fiscal years ended December 30, 1995 and December 31, 1994, upon the report of Arthur Andersen LLP, independent public accountants, and with respect to the consolidated financial statements for the fiscal year ended January 1, 1994, upon the report of Deloitte & Touche LLP, independent auditors, all incorporated by reference herein, and upon the authority of each such firm as experts in accounting and auditing.

=========================================================          ======================================================

          No dealer, salesperson or other person has                          150,000 Shares
 been authorized to give any information or to make
 any representations other than those contained in
 this Prospectus and, if given or made, such
 information or representations must not be relied                      K-TRON INTERNATIONAL, INC.
 upon as having been authorized by the Company or
 the Selling Shareholder or by any other person.
 This Prospectus does not constitute an offer to
 sell, or a solicitation of an offer to buy a
 security other than the shares of Common Stock
 offered hereby, nor does it constitute an offer to
 sell or a solicitation of an offer to buy any of
 the securities offered hereby to any person in any                            COMMON STOCK
 jurisdiction in which such offer or solicitation
 would be unlawful.  Neither the delivery of this
 Prospectus nor any offer or sale made hereunder
 shall, under any circumstances, create any
 implication that there has been no change in the
 affairs of the Company or that information
 contained herein is correct as of any time
 subsequent to the date hereof.



                   ---------------                                            ---------------
                                                                                PROSPECTUS
                                                                              ---------------


                  TABLE OF CONTENTS

                                                Page
                                                ----

 Available Information . . . . . . . . . . . . .   2
 Incorporation of Certain Documents
    by Reference . . . . . . . . . . . . . . . .   2
 The Company . . . . . . . . . . . . . . . . . .   3                        September    , 1996
 Risk Factors  . . . . . . . . . . . . . . . . .   3
 Use of Proceeds . . . . . . . . . . . . . . . .   5
 Selling Shareholder . . . . . . . . . . . . . .   5
 Plan of Distribution  . . . . . . . . . . . . .   6
 Legal Opinion . . . . . . . . . . . . . . . . .   6
 Experts . . . . . . . . . . . . . . . . . . . .   7

=========================================================          ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                   ----------

Item 14.         Other Expenses of Issuance and Distribution. +

                 The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby:

                 Securities and Exchange Commission registration fee . . . . . . . . . . . . . . .$  414
                 Accounting service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5,500
                 Legal fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7,500
                 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   586
                                                                                                  ------

                                  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $14,000
                                                                                                  -------

- ------------------------------------

+    All of these expenses will be borne by the Selling Shareholder.


Item 15.         Indemnification of Directors and Officers.

                 The New Jersey Business Corporation Act, as amended (the "NJBCA") permits New Jersey corporations to indemnify directors, officers and other corporate agents acting in their official capacities on behalf of the corporation against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise, by reason of the fact that such person is or was serving in an indemnified capacity. Under the NJBCA, such persons may be indemnified against expenses and monetary liabilities in the case of third party actions involving the corporate agent, and expenses but not other liabilities in the case of derivative actions, in either case only upon the determination that the corporate agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

                 The Company's By-laws generally provide for the mandatory indemnification of directors, officers and other corporate agents to the fullest extent expressly permitted by the NJBCA, including without limitation liabilities resulting from actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except to the extent that any such indemnification against a particular liability is expressly prohibited by applicable law or where a judgment or other final adjudication adverse to the indemnified representative established that his or her acts or omissions (i) were in breach of such person's duty of loyalty to the Company or its shareholders, (ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by such person of an improper personal benefit.

                 Contractual rights of indemnification, substantially the same as the rights provided by the Company's By-laws, are provided by various indemnification agreements entered into by the Company with its directors and certain officers.

Item 16.         Exhibits.

                 The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number           Document
- ------           --------
5.1              Opinion of Morgan, Lewis & Bockius LLP

10.1             Form of Selling Shareholder Agreement

23.1             Consent of Arthur Andersen LLP

23.2             Consent of Deloitte & Touche LLP

23.3             Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24               Powers of Attorney (included on signature pages to this Registration Statement)


Item 17.         Undertakings.

                 The undersigned registrant hereby undertakes:

                          (a)     To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                  (i)      to include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933;

                                  (ii)     to reflect in the prospectus any
facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                                  (iii)    to include any material information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                          (b)     That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relative to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (c)     To remove from registration by means of a
post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                 The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pitman, New Jersey, on the 10th day of September, 1996.

                                    K-TRON INTERNATIONAL, INC.


                                    By:   /s/ Leo C. Beebe
                                          ----------------------------------
                                          LEO C. BEEBE
                                          Chairman and Chief Executive Office


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leo C. Beebe and Edward B. Cloues, II and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Signatures                       Title                                       Date
             ----------                       -----                                       ----
             /s/ Leo C. Beebe                 Chief Executive Officer (principal          September 10, 1996
             ---------------------------      executive officer) and Chairman of the
             Leo C. Beebe                     Board of Directors




             /s/ Robert L. Weinberg           Senior Executive Vice President, Chief      September 10, 1996
             ---------------------------      Financial Officer and Treasurer
             Robert L. Weinberg               (principal financial officer)



             /s/ Alan R. Sukoneck             Vice President and Controller (principal    September 10, 1996
             ---------------------------      accounting officer)
             Alan R. Sukoneck



             /s/ Edward B. Cloues, II         Director                                    September 10, 1996
             ---------------------------
             Edward B. Cloues, II


             /s/ Norman Cohen                 Director                                    September 10, 1996
             ---------------------------
             Norman Cohen

             Signatures                       Title                                       Date
             ----------                       -----                                       ----
             /s/ Richard J. Pinola            Director                                    September 10, 1996
             -------------------------------
             Richard J. Pinola



                                              Director
             -------------------------------
             Hans-Jurg Schurmann


                                              Director
             -------------------------------
             Jean Head Sisco


                                              Director
             -------------------------------
             Johannes Wirth

                               INDEX TO EXHIBITS



Exhibit
Number           Document
- ------           --------
5.1              Opinion of Morgan, Lewis & Bockius LLP

10.1             Form of Selling Shareholder Agreement

23.1             Consent of Arthur Andersen LLP

23.2             Consent of Deloitte & Touche LLP

23.3             Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24               Powers of Attorney (included on signature pages to this Registration Statement)